Exhibit 4
EXECUTION COPY
VOTING AGREEMENT
          VOTING AGREEMENT, dated as of December 18, 2007 (this “Agreement”), among the stockholders listed on Schedule A attached hereto (each, a “Holder” and collectively, the “Holders”), VISICU, INC., a Delaware corporation (the “Company”), PHILIPS HOLDING USA INC., a Delaware corporation (“Parent”), and ICE MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).
          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement;
          WHEREAS, as the date hereof, each Holder beneficially owns the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth opposite such Holder’s name on Schedule A attached hereto; and
          WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, each of the Holders has agreed to enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
          Section 1.1. Voting Agreement. Each Holder, severally and not jointly, hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Merger, the Holders shall (a) when a meeting is held, appear at such meeting or otherwise cause the Shares (as defined below) to be counted as present thereat for the purpose of establishing a quorum and (b) vote (or cause to be voted) in person or by proxy, or (in the case of any solicitation of written consents) deliver (or cause to be delivered) a written consent covering, all of the shares of Common Stock listed opposite such Holder’s name in Schedule A attached hereto (the “Covered Shares”) and all shares of Common Stock of which such Holder hereafter acquires beneficial ownership (collectively with the Covered Shares, the “Shares”): (i) in favor of the approval of the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement if a vote, consent or other approval (including by written consent) with respect to any of the foregoing is sought and (ii) against any (x) Acquisition Proposal (other than the Merger Agreement and the Merger), or (y) amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company, which amendment or other proposal or transaction is reasonably likely to impede, delay, frustrate, prevent, nullify or otherwise adversely affect the Merger, the Merger

Agreement or any of the other transactions contemplated by the Merger Agreement or (z) action or agreement that would result in a breach in any material respect of any representation, warranty, covenant or agreement of the Company under the Merger Agreement or change in any manner the capitalization of the Company or the voting rights of the Common Stock.
          Section 1.2. Further Assurances. Each Holder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent or the Company may reasonably request (and without further consideration) for the purpose of effectively carrying out the transactions contemplated by this Agreement.
          Section 1.3. Proxy. Each of the Holders hereby grants to, and appoints, Parent, the president of Parent and the secretary of Parent, in their respective capacities as officers of Parent, and any other designee of Parent, each of them individually, such Holder’s irrevocable (until the Termination Date (as defined below)) proxy and attorney-in-fact (with full power of substitution) to vote the Shares as indicated in Section 1.1. This proxy is irrevocable until the Termination Date (at which time the proxy shall be deemed revoked without any further action) and is coupled with an interest. Each Holder will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Holder with respect to the Shares.
          Section 1.4. Acknowledgment. Each Holder hereby acknowledges receipt and review of a copy of the Merger Agreement.
          Section 1.5. Board Duties. Notwithstanding the foregoing, no Holder makes any agreement or understanding herein in such person’s capacity (if any) as a director of the Company. Each Holder executes this Agreement solely in such person’s capacity as a stockholder of the Company and nothing herein shall limit, restrict or otherwise affect any actions taken or to be taken (or failure to act) in compliance with the Merger Agreement by any Holder in his or her capacity as a member of the Board of Directors of the Company or any committee thereof.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE HOLDERS
          Each Holder, severally and not jointly, hereby represents and warrants to Parent as follows:
          Section 2.1. Ownership of Shares. The number of shares of the Common Stock set forth next to such Holder’s name in Schedule A hereto collectively represents all the Common Stock owned beneficially (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) or of record by such Holder or by a trust of which such Holder is a trustee as of the date of this Agreement. As of the date hereof, each Holder has the sole authority to direct the voting of all of the Covered Shares in accordance with the provisions of this Agreement and the sole power of disposition with respect to such Covered

Shares, with no restrictions, subject to applicable federal securities laws on his or her rights of disposition pertaining thereto (other than Liens or restrictions created by this Agreement). As of the date hereof, no Holder owns beneficially or of record any equity securities of the Company other than the Covered Shares. No Holder has appointed or granted any proxy which is still in effect with respect to any Covered Shares. No trust of which a Holder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement as to the consummation of the transaction contemplated hereby.
          Section 2.2. No Finder’s Fee. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Holders.
          Section 2.3. Reliance by the Buyers. Each Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Holders’ execution and delivery of this Agreement.
ARTICLE III
COVENANTS OF THE HOLDERS
          Section 3.1. No Inconsistent Agreement. Each Holder, severally and not jointly, hereby covenants and agrees that such Holder (a) has not entered into or shall not enter into any agreement that would restrict, limit or interfere in any material respect with the performance of such Holder’s obligations hereunder or under the Merger Agreement (it being understood that the foregoing shall not limit, restrict or otherwise affect any Holder’s ability to grant any proxies with respect to, or enter into any voting trust or other agreement or arrangement with respect to the voting of, any Shares, if such actions are not inconsistent with the voting obligations of such Holder contained in this Agreement) or (b) has not taken and shall not knowingly take action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing or disabling such Holder from performing its obligations under this Agreement.
          Section 3.2. No Transfer. Other than pursuant to the terms of the Merger Agreement, without the prior written consent of Parent or as otherwise provided in this Agreement, during the term of this Agreement, each Holder, severally and not jointly, hereby agrees to not directly or indirectly (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, other than any proxies, voting trusts or voting agreements or arrangements that are not inconsistent with the voting obligations of such Holder contained in this Agreement, or (b) sell, assign, transfer, encumber or otherwise dispose of (including by merger, consolidation or otherwise by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect assignment, transfer, encumbrance or other disposition of (including by merger, consolidation or otherwise by operation of law), any Shares. Each of the Holders agrees, while this Agreement is in effect, to promptly notify Parent of the number of any Shares acquired by such Holder, if any, after the date hereof.

          Section 3.3. No Solicitation. Each Holder, severally and not jointly, hereby acknowledges that he or she is aware of the covenants of the Company contained in Section 6.2 of the Merger Agreement and hereby agrees that, subject to Section 6.2 of the Merger Agreement, he or she shall not, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal, or (c) otherwise facilitate any effort or attempt to make an Acquisition Proposal. Each Holder shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.
          Section 3.4. Waiver of Appraisal Rights. Each Holder, severally and not jointly, hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that such Holder may directly or indirectly have by virtue of the ownership of any Shares.
          Section 3.5. Disclosure. Each Holder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, including the Proxy Statement, such Holder’s identity and ownership of the Shares beneficially owned by him or her and the nature of Holder’s obligation under this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          The Company hereby represents and warrants to each Holder and Parent that the Company has all necessary corporate power and authority to execute and deliver this Agreement and this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware will not apply to this Agreement or the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance of this Agreement by the Company will not, with or without notice or lapse of time or both, conflict with, result in any breach or violation of, or result in a termination (or right of termination) or default under or the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company pursuant to, any Contract binding upon the Company in a manner that could affect the validity or performance of this Agreement.

ARTICLE V
MISCELLANEOUS
          Section 5.1. Termination. This Agreement and all of its provisions shall terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (such date of termination, the “Termination Date”). The provisions of this Section 5.1 and of Section 5.3 through Section 5.11 shall survive any termination of this Agreement. Nothing in this Section 5.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.
          Section 5.2. Amendment of Merger Agreement. The obligations of a Holder under this Agreement shall terminate if the Merger Agreement is amended or otherwise modified after the date hereof without the prior written consent of such Holder in a manner that reduces or changes the form of Merger Consideration or otherwise amends the Merger Agreement in a manner adverse to such Holder in a material respect.
          Section 5.3. Fees and Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
          Section 5.4. Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:
If to Parent or Merger Sub:
Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Attention: Chief Executive Officer
Fax: +1(978) 659-7203
with a copy (which shall not constitute notice) to:
Philips Medical Systems
3000 Minuteman Road
Andover, Massachusetts 01810
Attention: Senior Vice President and Chief Legal Officer
Fax: +1(978) 659-7203
and:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Matthew G. Hurd
Fax: +1(212) 558-3588

If to the Company:
Visicu, Inc.
217 East Redwood Street, Suite 1900
Baltimore, Maryland 21202-3315
Attention: Frank Sample, Chief Executive Officer
Fax: +1(410) 276-1970
with a copy (which shall not constitute notice) to:
DLA Piper US LLP
6225 Smith Avenue
Baltimore, Maryland 21209
Attention: Wm. David Chalk
Fax: +1(410) 580-3120
If to a Holder:
          To the address set forth for such Holder on Schedule A attached hereto.
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 5.4, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 5.4, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5.4 and appropriate confirmation is received.
          Section 5.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by operation of law or otherwise without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign, by prior written notice to the Company, any of their rights or obligations hereunder to a direct or indirect wholly owned Subsidiary of Koninklijke Philips Electronics, N.V.; provided further, that any such assignment shall not materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or this Agreement or otherwise materially impede the rights of the stockholders of the Company thereunder or hereunder and that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          Section 5.6. No Third-Party Beneficiaries. This Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder.
          Section 5.7. Waiver. Any waiver by a party shall be valid only if set forth in writing signed by such party. Mere inaction or failure to exercise any right, remedy or option under this Agreement, or delay in exercising the same, will not operate as, nor shall be construed as, a waiver, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.
          Section 5.8. Entire Agreement. This Agreement (including the Schedules to this Agreement) constitutes the entire agreement among the parties, with respect to the subject matter hereof (other than the Merger Agreement) and supersedes all prior agreements, understandings, both written and oral, among the parties, with respect to the subject matter hereof.
          Section 5.9. Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.
          Section 5.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of that provision, in any other jurisdiction.
          Section 5.11. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11.
          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
          Section 5.12. Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
          Section 5.13. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
[Signature Page to Follow]

          IN WITNESS WHEREOF, the Holders, the Company, Parent and Merger Sub have caused this Agreement to be duly executed on the date hereof.

VISICU, INC.

By	/s/ Frank T. Sample

Name: Frank T. Sample
Title: Chairman and CEO

PHILIPS HOLDING USA INC.

By	/s/ Michael L. Manning

Name: Michael L. Manning
Title: Attorney-in-fact

ICE MERGER SUB, INC.

By	/s/ Michael L. Manning

Name: Michael L. Manning
Title: Attorney-in-fact
[Signature Page of Voting Agreement]

Partech U.S. Partners IV, LLC

By:	/s/ Thomas G. McKinley

Name:	Thomas G. McKinley
Title:	Partner

Multinvest LLC

By:	/s/ Thomas G. McKinley

Name:	Thomas G. McKinley
Title:	Partner

45th Parallel

By:	/s/ Thomas G. McKinley

Name:	Thomas G. McKinley
Title:	Partner

Double Black Diamond II

By:	/s/ Thomas G. McKinley

Name:	Thomas G. McKinley
Title:	Partner
[Signature Page of Voting Agreement]

CARDINAL HEALTH PARTNERS, L.P.

By:	Cardinal Health Partners Management, LLC
Its General Partner

By:	/s/ John J. Park

Name: John J. Park
Title: Managing Member
[Signature Page of Voting Agreement]

STERLING VENTURE PARTNERS, L.P.

BY:	STERLING VENTURE PARTNERS, LLC
Its general partner

By:	/s/ Eric D. Becker

Name: Eric D. Becker
Title: Managing Member
[Signature Page of Voting Agreement]

Schedule A
HOLDERS AND SHARES

Name of Holder	Number of Shares
Partech U.S. Partners IV LLC	3,166,162
Multinvest LLC	40,211
45th Parallel LLC	80,424
Double Black Diamond II LLC	120,635
Cardinal Health Partners, L.P.	3,347,923
Sterling Venture Partners, L.P.	3,278,616